SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant   ☑

Filed by a party other than the Registrant   ☐

Check the appropriate box

☑ Preliminary Consent Revocation Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d) (2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under Rule 14a-12

ADAPTEC, INC.

(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (check the appropriate box):

☑   No fee required.

☐   Fee computed on table below per Exchange Act Rules 14a-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

PRELIMINARY COPY

SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2009

691 South Milpitas Boulevard

Milpitas, California 95035

September     , 2009

Dear Stockholder:

You are probably aware that Steel Partners II, L.P., Steel Partners Holdings L.P., Steel Partners LLC, Steel Partners II GP LLC, Warren G. Lichtenstein, Jack L. Howard and John J. Quick (collectively, the “Steel Group”) have commenced a process to: (i) repeal all bylaw changes made to the Company’s bylaws since May 6, 2009; (ii) remove without cause two of the directors on the Board of Directors that you previously elected; and (iii) amend Adaptec, Inc.’s Amended and Restated Bylaws (the “Bylaws”) to reduce the number of directors serving on the Board of Directors, or the Board, of Adaptec., Inc., or the Company, to seven (7). The Steel Group proposes to do this by soliciting your consent to three proposals, each of which is described in this Consent Revocation Statement.

In light of the inherent conflicts involved in responding to the Steel Group Consent Solicitation because of the involvement of the Steel Group on our Board, the Board delegated to the Governance and Nominating Committee, or the Committee, the authority to respond to the Steel Group’s Consent Solicitation. If the Steel Group’s proposals are adopted, Messrs. Howard and Quicke together with John Mutch, an Adaptec director designated at the request of Steel Partners II, L.P., would give a minority stockholder disproportionate representation on the Board and control of the Company. The Committee, on behalf of the Board, believes that the Steel Group’s proposals are intended to reduce the number and influence of unaffiliated independent directors, divert the Company from the continued execution of its business strategy and pursue activities which may not be in the best interests of all stockholders.

We believe, for the reasons stated above and described in greater detail in the enclosed document, that the Steel Group’s actions are not in the best interests of Adaptec’s stockholders. We are committed to acting in the best interests of all of the Company’s stockholders. For the reasons stated above and described in greater detail in the enclosed document, we believe that you should oppose the proposals sought by the Steel Group and allow our current Board of Directors and management an opportunity to put into action and achieve the goals set forth in its proposed business plan. Accordingly, we strongly urge you to reject the Steel Group’s efforts to disproportionately influence your Board and your Company.

You can reject the Steel Group’s proposals in three ways. First, do NOT sign the Steel Group’s WHITE consent card. Second, if you have already signed and submitted to the Steel Group or MacKenzie Partners, Inc. a WHITE consent card, you may revoke that consent by signing, dating and mailing the enclosed GOLD Consent Revocation Card immediately. Finally, if you have not signed the Steel Group’s consent card, you can show your support for current management by signing, dating and mailing the enclosed GOLD Consent Revocation Card. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR REVOCATION OF CONSENT IS IMPORTANT. PLEASE ACT TODAY. Thank you for your support.

Very truly yours,

Name Title

If you have any questions about revoking any consent you may have previously given, or if you require assistance, please contact the Committee’s consent revocation solicitor:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Call Toll Free: 1- 800-223-2064

Email: adaptecinfo@georgeson.com

Facsimile: (212) 440-9009

PRELIMINARY COPY

SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2009

ADAPTEC, INC.

691 South Milpitas Boulevard

Milpitas, California 95035

September     , 2009

CONSENT REVOCATION STATEMENT

BY THE GOVERNANCE AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS OF

ADAPTEC, INC. IN OPPOSITION TO

A CONSENT SOLICITATION BY STEEL PARTNERS II, L.P., STEEL PARTNERS HOLDINGS L.P.,

STEEL PARTNERS LLC, STEEL PARTNERS II GP LLC,

WARREN G. LICHTENSTEIN, JACK L. HOWARD AND JOHN J. QUICKE

This Consent Revocation Statement is furnished by the Governance and Nominating Committee, or the Committee, of the Board of Directors, or the Board, of Adaptec, Inc., a Delaware corporation (“Adaptec” or the “Company”), to the holders of outstanding shares of the Company’s common stock, par value $0.001 per share in connection with the Committee’s opposition to the solicitation of written stockholder consents by Steel Partners II, L.P., Steel Partners Holdings L.P., Steel Partners LLC, Steel Partners II GP LLC, Warren G. Lichtenstein, Jack L. Howard and John J. Quicke, or the Steel Group, which collectively held approximately 10.11% of the outstanding common stock of the Company as of September 3, 2009. Warren G. Lichtenstein is the manager of Steel Partners LLC and the managing member of Steel Partners II GP LLC. Jack L. Howard is the president of Steel Partners LLC. John J. Quicke serves as a managing director and operating partner of Steel Partners LLC. Messrs. Howard and Quicke also serve as directors of Adaptec.

On September 4, 2009, the Steel Group publicly announced their intent to remove two members of the Board without input from the Committee. If the Steel Group’s proposals are adopted, Messrs. Howard and Quicke together with John Mutch, an Adaptec director designated at the request of Steel Partners II, L.P. (collectively the “Steel Directors”), would give a minority stockholder disproportionate representation on the Board and control of the Company.

The Steel Group would like you to believe that the Steel Directors would be able to oversee the Company’s business and pursue the best interests of the Company’s stockholders free from conflicts of interest. However, the Committee believes that the Company’s stockholders should have serious concerns about the motives of the Steel Directors because of their alignment towards the interests of a single minority stockholder. As a result of those conflicts of interest, the Steel Directors would not be in a position to independently provide the necessary oversight of the Company’s business or to undertake a review of all of the Company’s strategic options.

The Committee opposes the solicitation by the Steel Group. The Committee is committed to acting in the best interests of all of the Company’s stockholders.

Our Board of Directors has delegated to our Governance and Nominating Committee authority with respect to the Steel Consent and related matters.

This Consent Revocation Statement and the enclosed GOLD Consent Revocation Card are first being mailed to stockholders on or about September     , 2009.

THE COMMITTEE URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY THE STEEL GROUP, BUT INSTEAD TO SIGN AND RETURN THE GOLD CARD INCLUDED WITH THESE MATERIALS.

If you have previously signed and returned the white consent card, you have every right to change your mind and revoke your consent. Whether or not you have signed the white consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed GOLD Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us to keep track of the progress of the consent process. Regardless of the number of shares you own, your consent revocation is important. Please act today.

If your shares are held in “street name”, only your broker or your banker can act with respect to your shares. Please contact the person responsible for your account and instruct him or her to submit a GOLD Consent Revocation Card on your behalf today.

In accordance with Delaware law and the Company’s Bylaws, since the first signed written consent was delivered on September 3, 2009, if the Board does not set a record date, September 3, 2009 will be established as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Steel Group’s Consent Solicitation. Only stockholders of record as of the close of business on September , 2009 may execute, withhold or revoke consents with respect to the Steel Group’s Consent Solicitation.

If you have any questions about giving your consent revocation or require assistance, please call:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Call Toll Free: 1- 800-223-2064

Email: adaptecinfo@georgeson.com

Facsimile: (212) 440-9009

FORWARD LOOKING STATEMENTS

This Consent Revocation Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects”, “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission (“Commission”), including our annual reports on Form 10-K and our quarterly reports on Form 10-Q.

DESCRIPTION OF THE STEEL GROUP’S CONSENT SOLICITATION

As set forth in its consent solicitation materials filed with the Commission by the Steel Group, or the Steel Group’s Consent Solicitation, the Steel Group is seeking your consent for the following proposals:

(1) to repeal any provision of the Company’s Amended and Restated Bylaws (the “Bylaws”) in effect at the time this proposal becomes effective that was not included in the Bylaws that became effective on May 6, 2009 and were filed with the Commission on May 12, 2009, or the Bylaw Proposal;

(2) to remove without cause Subramanian “Sundi” Sundaresh and Robert J. Loarie as directors of the Company and any other person or persons elected or appointed to the Board of Directors of the Company prior to the effective date of this proposal, or the Removal Proposal; and

(3) to amend section 2.1 of the Bylaws to fix the number of directors serving on the Board of Directors of the Company at seven (7), or the Board Size Proposal.

The Committee believes that the principal purpose for the Steel Group’s proposal is to enable the Steel Group, a minority stockholder, to have disproportionate representation on the Board of Directors and control of the Company and to enable the Steel Group to obtain disproportionate control over the actions, strategy and direction of your Company. The Committee believes that the Removal Proposal and the Board Size Proposal, taken together, are designed to enable the Steel Group to reduce the number and influence of unaffiliated independent directors. The Bylaw Proposal is designed to nullify unspecified provisions of the Company’s Bylaws which may be adopted by the Board in its efforts to act in and protect the best interests of the Company and its stockholders. As of the date of this Consent Revocation Statement, the Bylaw Proposal would have no effect, as the Company has not amended its Bylaws since May 6, 2009.

BACKGROUND OF THE CONSENT SOLICITATION

Steel Partners II, L.P., or Steel Partners II, our largest stockholder, beneficially owned approximately 10.11% of our common stock as of September 3, 2009.

In August 2007, Steel Partners LLC, or Steel Partners, and Steel Partners II launched an election contest to put five directors on the Board.

On October 26, 2007, we entered into a Settlement Agreement, or the Settlement Agreement, with Steel Partners and Steel Partners II (collectively “Steel”), to end the election contest that was to occur at our 2007 Annual Meeting of Stockholders.

Pursuant to the Settlement Agreement, we agreed:

•	To increase the size of our Board from eight to nine members prior to the 2007 Annual Meeting of Stockholders;

•	That Judith M. O’Brien and Charles J. Robel would not stand for re-election at the 2007 Annual Meeting of Stockholders;

•

To nominate, recommend, support and solicit proxies for each of Jack L. Howard, John J. Quicke and John Mutch, the Steel Nominees, for election to our Board of Directors at the 2007 Annual Meeting of Stockholders;

•

Following the election of the Steel Nominees to our Board of Directors at the 2007 Annual Meeting of Stockholders to appoint John Mutch to our Audit Committee, John J. Quicke to our Compensation Committee and Jack L. Howard to our Governance and Nominating Committee;

•	In the event of a vacancy of a Steel Nominee prior to our 2008 Annual Meeting of Stockholders, to allow Steel Partners to designate another person to our Board of Directors to fill the vacancy;

•	To appoint a Steel Nominee to any committee of our board of directors, if established in the future;

•

That during the period from the date of the 2007 Annual Meeting of Stockholders to the date of our 2008 Annual Meeting of Stockholders, the size of our Board of Directors would not exceed nine members;

•

That during the period from October 26, 2007 to immediately following the 2007 Annual Meeting of Stockholders, we would not enter into any binding agreement or arrangement related to any acquisition or purchase of assets or a business that constitutes 20% or more of our net revenues, net income or assets, or 20% or more of any class or series of our securities, unless either (1) the binding agreement or arrangement requires us to obtain the approval of our stockholders to complete the transaction or (2) Steel Partners provides its prior written approval of such transaction;

•

That following the 2007 Annual Meeting of Stockholders, we and the Steel Nominees would review our business, financial condition, results of operations and outlook and will use commercially reasonable efforts to develop a set of mutually agreeable goals for improving our performance. After we agreed upon these goals, we and the Steel Nominees would use commercially reasonable efforts to engage as soon as reasonably practicable, but no later than 60 days after developing the mutually agreed upon goals, a third-party consultant to assist us in making recommendations to achieve these goals; and

•	To reimburse Steel up to $50,000 for expenses that it incurred in connection with its activities relating to the 2007 Annual Meeting of Stockholders, including the Settlement Agreement.

Pursuant to the Settlement Agreement, Steel agreed:

•

To be present at the 2007 Annual Meeting of Stockholders and to vote all of the shares of our common stock that it beneficially owned at the 2007 Annual Meeting of Stockholders in favor of the election of each of our incumbent directors; and

•

To refrain from taking certain actions during the period beginning on October 26, 2007 and ending immediately following the 2007 Annual Meeting of Stockholders, including: taking certain actions with respect to tender or exchange offers, business combination transactions and election contests; selling the shares of our common stock that it beneficially owns; and seeking to amend our certificate of incorporation or bylaws.

In December 2007, we held our 2007 Annual Meeting of Stockholders, at which time our stockholders elected nine directors to our Board of Directors, including each of the Steel Nominees. The Settlement Agreement terminated immediately following the 2007 Annual Meeting of Stockholders, except as to specific provisions as set forth in the Settlement Agreement, which provisions did not include any continued right of Steel to designate members of our Board.

In meetings of the Board on August 26-27 and September 4, 2009, the Board through proper and valid actions removed Mr. Howard as chairman of the Board and appointed Joseph S. Kennedy, an independent director with significant technology experience, as chairman of the Board. Mr. Kennedy will collaborate with and assist management, on behalf of the Board, in connection with development of the Company’s financial and operating plan and the Company’s strategic and product plans. Mr. Kennedy’s role is consultative and advisory and on behalf of the Board in its oversight role, not executive.

On September 3, 2009, we received a letter from the Steel Group that it would seek stockholder consents for certain proposals if the Board did not waive certain advance notice provisions of the Bylaws related to nominations for the Company’s 2009 Annual Meeting of Stockholders and agree that any acquisition by the Company for a purchase price in excess of $100 million could not proceed without first obtaining stockholder approval. On September 3, 2009, we received a signed written consent from Steel Partners II dated September 3, 2009, consenting to the Bylaw Proposal, Removal Proposal and Board Size Proposal. In addition, on September 3, 2009, in connection with the delivery of the written consent by Steel Partners we received a request from Steel Partners II that the Board fix a record date for the purpose of determining the stockholders of the Company entitled to consent to the Bylaw Proposal, Removal Proposal and Board Size Proposal.

On September 4, 2009, the Steel Group commenced a process to solicit written consents, asking stockholders to consent to the Bylaw Proposal, Removal Proposal and Board Size Proposal. If successful, the Steel Group will be able to exert disproportionate influence over and potentially control the actions, strategy, and direction of your Company.

REASONS TO REJECT THE STEEL GROUP’S CONSENT SOLICITATION PROPOSALS

THE COMMITTEE STRONGLY BELIEVES THAT THE CONSENT SOLICITATION CURRENTLY UNDERTAKEN BY THE STEEL GROUP IS NOT IN THE BEST INTERESTS OF THE COMPANY OR ITS STOCKHOLDERS.

The Committee believes that the proposals of the Steel Group are not in the best interests of the Company or its stockholders. The Bylaw Proposal is designed to nullify unspecified provisions of the Company’s Bylaws which may be adopted by the Board in its efforts to act in the best interests of the Company and its stockholders. As of the date of this Consent Revocation Statement, the Bylaw Proposal would have no effect, as the Company has not amended its Bylaws subsequent to May 6, 2009.

The Committee believes you should not consent to the Removal Proposal or the Board Size Reduction Proposal for several reasons:

The Steel Group Consent Solicitation is an attempt to remove two directors who are acting in the best interests of Adaptec stockholders.

A consent in favor of the Steel Group proposals would be a consent to remove two of your duly elected directors, including the Company’s Chief Executive Officer, at which point the Steel Directors would then have disproportionate representation on the Board. The Board is predominantly composed of independent and disinterested directors who are committed to enhancing the Company’s value for all of its stockholders. The Committee believes that the interests of Adaptec’s stockholders will be best served if the Company’s current directors decide what action is in the best interests of the Company’s stockholders and to act upon that decision.

The Committee Believes That It Is Not In The Best Interests of Stockholders for the Steel Directors to Have Disproportionate Representation on the Board.

The Steel Group is asking you to consent to the removal of two directors without cause, Messrs. Sundaresh (our Chief Executive Officer) and Loarie. If the Steel Group’s proposals are adopted, the Steel Directors, who are designated by a minority stockholder, would have a disproportionate influence on the Board. In return however, you are not being given a clear and concrete path as to how the Steel Group intends to realize value for your investment in the Company. Instead, the Steel Group provides only general statements regarding stockholder oversight and various aspects of the Company’s operating and strategic plans. The Committee believes that it is not in the best interests of all stockholders to give a minority stockholder disproportionate influence over the Board and the Company as Steel Partners II, L.P. and its affiliates owned only 10.11% of our outstanding common stock as of September 3, 2009, and may have different interests from, and in conflict with, the best interests of all of the Company’s stockholders. We want to emphasize that your Board, however, is firmly committed to acting in the best interests of the Company and all of its stockholders.

Your Board Has and Will Continue to Act in the Best Interests of the Company and All of its Stockholders

Your Board has acted and will continue to act in the best interests of all of the Company’s stockholders. The Company has not taken the traditional steps that many public companies take to disable hostile takeovers and consent solicitations, such as implementing a staggered board of directors, prohibiting stockholder action by written consent or prohibiting the removal of directors without cause, precisely because the Company values input from its stockholders. Since September 3, 2009, when the Steel Group told the Company of its intention to commence the consent solicitation, the Board, or the Committee, has met multiple times to discuss the Steel Group Consent Solicitation, the Company’s future and what is in the best interests of the Company’s stockholders.

WE URGE STOCKHOLDERS TO REJECT THE STEEL GROUP’S CONSENT SOLICITATION AND TO IMMEDIATELY REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

IN ORDER TO ENSURE THAT THE EXISTING BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED GOLD CONSENT REVOCATION CARD AS SOON AS POSSIBLE. DO NOT DELAY.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION STATEMENT

Q: WHO IS MAKING THIS SOLICITATION?

A: The Governance and Nominating Committee of the Board of Directors, on behalf of the Company.

Q: WHAT ARE WE ASKING YOU TO DO?

A: You are being asked to revoke any consent that you may have previously delivered in support of the proposals described in the Steel Group’s Consent Solicitation Statement and, by doing so, retain your current Board, which will continue to act in your best interests.

Q: IF I HAVE ALREADY DELIVERED A CONSENT, IS IT TOO LATE FOR ME TO CHANGE MY MIND?

A: No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a GOLD Consent Revocation Card, as discussed in the following question.

Q: WHAT IS THE EFFECT OF DELIVERING A CONSENT REVOCATION CARD?

A: By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed GOLD Consent Revocation Card and by signing, dating, and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to the Steel Group. Even if you have not submitted a consent card, you may submit a Consent Revocation Card as described above. Although submitting a Consent Revocation Consent will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process.

Q: WHAT SHOULD I DO TO REVOKE MY CONSENT?

A: Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the GOLD Consent Revocation Card. Then, sign, date, and return the enclosed GOLD Consent Revocation Card today to Georgeson Inc. in the postage-paid envelope provided. It is important that you date the GOLD Consent Revocation Card when you sign it.

Q: WHAT HAPPENS IF I DO NOTHING?

A: If you do not return either the GOLD Consent Revocation Card or the white consent card you have received, you will effectively be voting AGAINST the Steel Group’s proposals. If you previously marked, signed, dated and mailed a white consent card, and you do nothing more, then you will be voting FOR the Steel Group’s proposals.

Q: WHAT HAPPENS IF THE STEEL GROUP’S PROPOSALS PASS?

A: If unrevoked consents representing a majority of our outstanding common stock are delivered to us within 60 days of the earliest-dated consent delivered to the Company, Subramanian “Sundi” Sundaresh and Robert J. Loarie will be removed from the Board and the Bylaws will be amended to fix the number of directors serving on the Board at seven (7), which the Committee believes will give the Steel Group disproportionate influence and control over the actions, strategy, and direction of your Company.

Q: WHAT IS THE COMMITTEE’S POSITION WITH RESPECT TO THE STEEL GROUP’S PROPOSALS?

A: Your Board has delegated to the Committee the authority to make independent decisions with respect to the Steel Group’s Consent Solicitation Proposals and has determined that the Steel Group’s proposals are not in the best interest of the Company’s stockholders and that stockholders should reject the proposals. The Committee’s reasons and recommendations are contained in the section entitled “Reasons to Reject the Steel Group’s Consent Solicitation Proposals.”

Q: WHAT DOES THE COMMITTEE RECOMMEND?

A: The Committee strongly believes that the solicitation being undertaken by the Steel Group is not in the best interests of the Company’s stockholders. The Committee, on behalf of the Board, opposes the solicitation by the Steel Group and urges stockholders to reject the solicitation and revoke any consent previously submitted.

Q: WHO IS ENTITLED TO CONSENT, WITHHOLD CONSENT OR REVOKE A PREVIOUSLY GIVEN CONSENT WITH RESPECT TO THE STEEL GROUPS’ PROPOSAL?

A: Only the stockholders of record of the Company common stock on the record date are entitled to consent, withhold consent or revoke a previously given consent with respect to the Steel Group’s proposals. A record date of September     , 2009 has been established.

Q: WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE SOLICITATION?

A: Please call Georgeson Inc. toll free at 1-800-223-2064.

THE CONSENT PROCEDURE

BACKGROUND

In accordance with Delaware law and the Company’s organizational documents, since the first signed written consent was delivered on September 3, 2009, if the Board does not set a record date, September 3, 2009 will be established as the record date, or the Record Date, for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Steel Group’s Consent Solicitation. As of the Record Date, there were          shares of the Company’s common stock outstanding, each entitled to one consent.

Only stockholders of record as of the close of business on the Record Date are eligible to execute, withhold or revoke consents in connection with the Steel Group’s proposals. Persons beneficially owning shares of the Company’s common stock (but not holders of record), such as persons whose ownership of the Company’s common stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the GOLD Consent Revocation Card on their behalf to withhold or revoke their consents.

EFFECTIVENESS OF CONSENTS

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent. Under Section 228 of the Delaware General Corporation Law, the Steel Group Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock of the Company outstanding are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company.

BECAUSE THE STEEL GROUP’S PROPOSALS COULD BECOME EFFECTIVE BEFORE THE EXPIRATION OF THE 60-DAY PERIOD, WE URGE YOU TO ACT PROMPTLY TO RETURN THE GOLD CONSENT REVOCATION CARD AS SOON AS POSSIBLE.

EFFECT OF GOLD CONSENT REVOCATION CARD

A stockholder may revoke any previously signed consent by signing, dating, and returning to the Company a GOLD Consent Revocation Card. A consent may also be revoked by delivering a written revocation of your consent to the Steel Group. Stockholders are urged, however, to deliver all consent revocations to Georgeson Inc. The Company requests that if a revocation is instead delivered to the Steel Group, a copy of the revocation also be delivered to the Company, c/o Georgeson Inc., at the address or facsimile number set forth above, so that the Company will be aware of all revocations.

Unless you specify otherwise, by signing and delivering the GOLD Consent Revocation Card, you will be deemed to have revoked your consent to all of the Steel Group’s proposals.

Any consent revocation may itself be revoked by marking, signing, dating, and delivering a written revocation of your Consent Revocation Card to the Company or to the Steel Group or by delivering to the Steel Group a subsequently dated white consent card that the Steel Group sent to you.

If any shares of common stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to your stock brokerage firm, bank nominee or other similar “street name” holder to grant or revoke consent for the shares of common stock held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed GOLD Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o Georgeson Inc. at the address set forth above so that the Company will be aware of your instructions and can attempt to ensure such instructions are followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO THE STEEL GROUP. TO DO SO, YOU NEED ONLY SIGN, DATE, AND RETURN, IN THE ENCLOSED POSTAGE PREPAID ENVELOPE, THE GOLD CONSENT REVOCATION CARD WITH RESPECT TO THE STEEL GROUP’S CONSENT PROPOSALS. THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO SUCH PROPOSALS.

The Company has retained Georgeson Inc. to assist it in communicating with stockholders in connection with the Steel Group’s Consent Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your GOLD Consent Revocation Card or any other questions, Georgeson Inc. will be pleased to assist you. You may call Georgeson Inc. toll free at 1-800-223-2064. You may also contact Georgeson Inc. at adaptecinfo@georgeson.com.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any white consent cards. Instead, reject the solicitation efforts of the Steel Group by promptly completing, signing, dating, and mailing the enclosed GOLD Consent Revocation Card to Georgeson Inc. at 199 Water Street, 26th Floor, New York, NY 10038. Please be aware that if you sign a white card but do not check any of the boxes on the card, you will be deemed to have consented to the Steel Group’s proposals.

RESULTS OF THIS CONSENT REVOCATION SOLICITATION

The Company is in the process of retaining a nationally recognized independent inspector of elections in connection with the Steel Group’s solicitation. The Company intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the Commission as an exhibit to a Current Report on Form 8-K.

APPRAISAL RIGHTS

Our stockholders are not entitled to appraisal rights in connection with the Steel Group’s Consent Solicitation or this Consent Revocation Statement.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings, provided that they comply with the proxy rules promulgated by the SEC and our bylaws. Stockholders wishing to present a proposal at our 2009 Annual Meeting of Stockholders must have submitted such proposal to us by May 7, 2009 if they wished for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, under our bylaws, a stockholder wishing to nominate a person to our Board of Directors at the 2009 Annual Meeting of Stockholders (but not include such nomination in the proxy statement) or wishing to make a proposal with respect to any other matter (but not include such proposal in the proxy statement) at the 2009 Annual Meeting of Stockholders, must have submitted the required information to us between July 9, 2009 and August 8, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our officers who are required to file Section 16(a) forms and our directors, we believe that all Section 16(a) filing requirements were met during fiscal 2009, except that, according to public records, Steel Partners II, L.P. filed one Form 4 late during fiscal 2009, which covered a total of three open market purchases of shares of our common stock by Steel Partners II, L.P.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

To reduce the expense of delivering duplicate voting materials to stockholders who may have more than one Adaptec stock account, we have adopted a procedure approved by the Commission called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of this Consent Revocation Statement and any additional proxy soliciting materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to receive separate proxy cards or voting instruction cards. If you received a householded mailing this year and you would like to have additional copies of the Consent Revocation Statement mailed to you, please submit your request to Georgeson Inc., or call 1- 800-223-2064. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

SOLICITATION OF CONSENT REVOCATIONS

COST AND METHOD

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s current revocation solicitation (other than salaries and wages of officers and employees, but not including costs of litigation related to the solicitation) will be approximately $            ,000 of which approximately $             has been incurred as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of telecommunication.

The Company has retained Georgeson Inc. as solicitors, at an estimated fee of $            , plus expenses incurred on the Company’s behalf, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s common stock. Georgeson Inc. has advised the Company that approximately of its employees will be involved in the solicitation of revocations on behalf of the Company. In addition, certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

INFORMATION REGARDING THE PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION

Under applicable regulations of the Commission, each of the members of the Committee and certain of our executive officers identified herein are participants in this solicitation of consent revocations. Please refer to Appendix A “Recent Trading History Regarding Participants in this Consent Revocation Solicitation” and Appendix B “Security Ownership of Certain Beneficial Owners and Management” for information regarding our directors and certain of our executive officers who may be deemed to be participants in the solicitation. The following sets forth the name, principal business address, present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors of the Company who may solicit consent revocations from stockholders of the Company. Unless otherwise set forth below, the principal business address of such participants is 691 South Milpitas Boulevard, Milpitas, California 95035.

Subramanian “Sundi” Sundaresh has served as our Chief Executive Officer since November 2005, President since May 2005 and briefly served as our Executive Vice President of Marketing and Product Development in May 2005. Prior to rejoining Adaptec, Mr. Sundaresh provided consulting services at various companies, including Adaptec, from December 2004 to April 2005. Between July 2002 and December 2004, Mr. Sundaresh served as President and Chief Executive Officer of Candera, Inc., a supplier of network storage controllers. From July 1998 to April 2002, Mr. Sundaresh served as President and Chief Executive Officer of Jetstream Communications, a provider of Voice over Broadband solutions. Mr. Sundaresh previously worked at Adaptec from March 1993 to June 1998 as Vice President and General Manager for the Personal I/O business and Corporate Vice President of Worldwide Marketing.

Joseph S. Kennedy has been a private investor since May 2008. From June 2003 until May 2008, Mr. Kennedy served as President and Chief Executive Officer of Omneon, Inc., a developer of video media servers for the broadcast industry. From June 1999 until March 2002, he served as President, Chief Executive Officer and Chairman of the Board of Pluris Inc., a developer of Internet routers. Mr. Kennedy was the founder and Chief Executive Officer of Rapid City Communications from February 1996 until that company was acquired by Bay Networks in June 1997, after which time he served as President and General Manager of Bay Networks’ switching products division until June 1998. Mr. Kennedy has been serving as a director of two private companies since June 2000 and 2003.

Douglas E. Van Houweling has served as the President and Chief Executive Officer of the University Corporation for Advanced Internet Development (UCAID), the formal organization supporting Internet2, since November 1997. Dr. Van Houweling also serves as a professor in the School of Information at the University of Michigan. Before undertaking his responsibilities at UCAID, Dr. Van Houweling was Dean for Academic Outreach and Vice Provost for Information and Technology at the University of Michigan.

Mary L. Dotz has served as our Chief Financial Officer since March 31, 2008 and our Secretary since August 2009. Prior to joining Adaptec, Ms. Dotz served as Chief Financial Officer for Beceem Communications Inc., a provider of chipsets for the WIMAX market, from October 2005 to March 2008. Previously, Ms. Dotz served as Senior Vice President and Chief Financial Officer of Pinnacle Systems, Inc., a supplier of digital video products, from January 2005 until the acquisition of Pinnacle by Avid Technology, Inc. in August 2005. Prior to that, Ms. Dotz held various finance positions at NVIDIA Corporation, a fabless semiconductor company, from October 2000 to January 2005, including Vice President Finance and Corporate Controller, and Interim Chief Financial Officer from April 2002 to September 2002.

The Company has entered into employment agreements with each of our executive officers, including Mr. Sundaresh and Ms. Dotz, based on an assessment of competitive market terms and a determination of what is needed to attract and retain the executive officers. These employment agreements provide that if such officer is terminated other than for “cause” (which includes violation of material duties, refusal to perform his/her duties in good faith, breach of his/her employment agreement or employee proprietary information agreement, poor performance of duties, arrest for a felony or certain other crimes, substance abuse, violation of law or Adaptec policy, prolonged absence from duties or death), he or she is entitled to receive (1) his or her unpaid base salary and unused vacation benefits he or she has accrued prior to the date of his of her termination; (2) a one-time payment equal to 12 months of base salary for Mr. Sundaresh and nine months of base salary for Ms. Dotz, plus an additional week of base salary for each year of service beyond three years of service with the Company; (3) outplacement services in an amount not to exceed $10,000 for Mr. Sundaresh or $5,000 for Ms. Dotz; and (4) reimbursement for coverage for the executive officer and his or her dependents under Adaptec’s health, vision and dental insurance plans pursuant to COBRA for a 12-month period for Mr. Sundaresh and a nine-month period for Ms. Dotz following the termination of employment. The change of control arrangement set forth in employment agreements of Mr. Sundaresh and Ms. Dotz provides that if within one year of a change of control (1) there is a material reduction of the annual base and target incentive compensation specified in his or her employment agreement to which he or she does not consent, (2) there is a failure of Adaptec’s successor after a change of control to assume his or her employment agreement, (3) his or her employment is terminated without cause by Adaptec’s successor, (4) there is a substantial change in his or her position or responsibility or (5) his or her position relocates to more than 25 additional commute miles (one way) and he or she elects to be terminated, then he or she will receive, upon signing a separation agreement and general release: (a) a one-time payment equal to one and one-half times annual base pay in the case of Mr. Sundaresh and nine months of base pay for Ms. Dotz, (b) his or her then-current targeted bonus payout, (c) COBRA benefits for one year for Mr. Sundaresh (nine months in the case of Ms. Dotz), (d) outplacement services not to exceed $10,000 for Mr. Sundaresh ($5,000 in the case of Ms. Dotz), and (e) accelerated vesting of his or her stock options and restricted stock awards as provided for under the 2004 Equity Incentive Plan. The Agreements do not provide for any tax gross-ups. The employment agreement for Ms. Dotz has a three-year term. The employment agreement for Mr. Sundaresh does not have a term limit.

Our certificate of incorporation and bylaws contain provisions that limit the liability of our directors and provide for indemnification of our officers and directors to the full extent permitted under Delaware law. Under our certificate of incorporation, and as permitted under the Delaware General Corporation Law, directors are not liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors, including such conduct during a merger or tender offer. In addition, we have entered into separate indemnification agreements with our directors and officers that could require the Company to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. Such provisions do not, however, affect liability for any breach of a director’s duty of loyalty to the Company or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived an improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Such limitation of liability also does not limit a director’s liability for violation of, or otherwise relieve the Company or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

Except as described in this Consent Revocation Statement or Appendix A or Appendix B, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of our Company or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Consent Revocation Statement or Appendix A or Appendix B, none of the participants’ associates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Consent Revocation Statement or Appendix A or Appendix B, neither we nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon pursuant to this Consent Revocation Statement or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Consent Revocation Statement or Appendix A or Appendix B, neither of the Company, the participants nor any of their associates has had, or will have, a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as set forth in this Consent Revocation Statement or Appendix A or Appendix B, neither the Company, the participants, nor any of their affiliates has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or its affiliates will or may be a party.

Other than as set forth in this Consent Revocation Statement or Appendix A or Appendix B, there are no material legal proceedings in which any of the directors or executive officers of the Company or any of their affiliates is a party adverse to the Company or any of its subsidiaries, or proceedings in which such nominees or affiliates have a material interest adverse to the Company or any of its subsidiaries. Other than the persons described above and in Appendix A, no general class of employee of the Company will be employed to solicit stockholders. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation of revocations of consents.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Appendix B to this Consent Revocation Statement sets forth information regarding beneficial ownership of the Company’s common stock by certain beneficial owners and the Company’s management as of September 3, 2009. There were                      shares of the Company’s common stock outstanding and entitled to consent as of September     , 2009.

APPENDIX A

RECENT TRADING HISTORY OF PARTICIPANTS

IN THIS CONSENT REVOCATION SOLICITATION

The following is a list of all acquisitions and dispositions of the common stock of Adaptec, Inc. (the “Company”) which were made during the last two years by persons who may be deemed participants in the Company’s solicitation of revocations of consent.

Name of Participant	Date	Acquired	Disposed	Price Per Share
Mary L. Dotz	08/04/09	—	2,979	$2.90
	03/31/09	—	9,263	$2.40
	02/18/09	10,000	—	$2.31
	08/04/08	25,000	—	$0.001
	03/31/08	50,000	—	$0.001

Joseph S. Kennedy	10/23/08	6,250	—	$0.001
	10/23/08	2,483	—	$0.001
	12/13/07	6,250	—	$0.001

Subramanian “Sundi” Sundaresh	08/24/09	—	35,739	$3.04
	08/04/09	—	8,935	$2.90
	02/18/09	7,000	—	$2.3199
	02/18/09	3,000	—	$2.32
	11/13/08	—	8,935	$3.01
	08/25/08	—	35,741	$3.83
	08/04/08	75,000	—	$0.001
	06/16/08	—	8,935	$3.30
	11/13/07	—	8,935	$3.38

Douglas E. Van Houweling	10/23/08	6,250	—	$0.001
	10/23/08	2,483	—	$0.001
	12/13/07	6,250	—	$0.001

A-1

APPENDIX B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information, as of September 3, 2009, regarding the beneficial ownership of our common stock by:

•	each stockholder known to us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors and each of our named executive officers; and

•	all of our directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on approximately 120,522,797 shares of our common stock outstanding as of September 3, 2009. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock. Unless otherwise indicated, each beneficial owner listed below maintains a mailing address of c/o Adaptec, Inc., 691 South Milpitas Boulevard, Milpitas, California 95035.

The number of shares beneficially owned by each stockholder is determined under SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power and those shares of common stock that the stockholder has the right to acquire within 60 days after September 3, 2009, including through the exercise of any equity award. The “Percentage of Shares” column treats as outstanding all shares underlying equity awards held by the stockholder, but not shares underlying equity awards held by other stockholders.

	Adaptec Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares(1)	Percentage of Shares Outstanding
Directors and Named Executive Officers:
Jon S. Castor	87,605	*
Jack L. Howard	37,708	*
Joseph S. Kennedy	203,803	*
Robert J. Loarie(2)	195,070	*
John Mutch	53,958	*
John J. Quicke	37,708	*
Lawrence J. Ruisi	27,083	*
Douglas E. Van Houweling	166,199	*
Subramanian “Sundi” Sundaresh	984,675	*
Mary L. Dotz	136,298	*
Marcus D. Lowe	348,525	*
Anil Gupta	—	*
John Noellert	139,168	*
Directors and executive officers as a group (13 persons)	2,388,929	1.98%

5% Stockholders:
Steel Partners II, L.P. (3)	12,183,569	10.11%
Dimensional Fund Advisors, L.P. (4)	10,398,708	8.63%
Barclays Global Investors UK Holdings Limited (5)	8,954,025	7.43%
Renaissance Technologies LLC (6)	8,536,870	7.08%

*	Less than 1% ownership.

(1)	Includes the following shares that may be acquired upon exercise of stock options granted under our stock option plans within 60 days after September 3, 2009, and the following shares of restricted stock that had not vested as of September 3, 2009:

Name	Number of Shares Subject to Options	Shares of Restricted Stock
Jon S. Castor	56,372	8,733
Jack L. Howard	31,458	6,250
Joseph S. Kennedy	144,966	8,733
Robert J. Loarie(2)	134,966	8,733
John Mutch	31,458	14,375
John J. Quicke	31,458	6,250
Lawrence J. Ruisi	10,833	16,250
Douglas E. Van Houweling	144,966	8,733
Subramanian “Sundi” Sundaresh	695,831	50,000
Mary L. Dotz	63,540	41,666
Marcus D. Lowe	274,165	13,333
Anil Gupta	—	—
John Noellert	56,831	16,666
Directors and executive officers as a group (13 persons)	1,676,844	199,722

(2)	Includes 60,104 shares held in the name of a trust for the benefit of Mr. Loarie and his family.

(3)

Steel Partners II, L.P. has sole voting and dispositive power over all of the shares. Steel Partners II GP LLC (“Steel GP LLC”) is the general partner of Steel Partners II, L.P. Steel Partners II Master Fund L.P. (“Steel Master”) and Web L.P. are the sole limited partners of Steel Partners II, L.P. Steel Partners LLC is the investment manager of Steel Partners II, L.P. and Steel Master. Warren G. Lichtenstein is the manager of Steel Partners LLC and the managing member of Steel GP LLC. By virtue of his positions with Steel Partners and Steel GP LLC, Mr. Lichtenstein has the power to vote and dispose of all of the shares beneficially owned by Steel Partners II. Steel Partners II’s address is 590 Madison Avenue, 32nd Floor, New York, New York 10022. All information regarding Steel Partners II is based solely upon the Form 4 filed by it with the SEC on August 10, 2009.

(4)	Dimensional Fund Advisors, L.P. (“Dimensional”) reported that it has sole voting power with respect to 10,080,851 shares and sole dispositive power with respect to 10,398,708 of the shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (these investment companies, trusts and accounts are collectively referred to as the “Funds”). All of the shares are owned of record by the Funds. Dimensional’s address is Building One, 6300 Bee Cave Road, Austin, Texas 78746. All information regarding Dimensional is based solely upon its Schedule 13F-HR filed by it with the SEC on August 10, 2009.
(5)	Barclays Global Investors UK Holdings Limited reported that it had sole voting power with respect to 6,835,832 shares and sole dispositive power with respect to 8,954,025 shares. The address of Barclays Global Investors UK Holdings Limited is 1 Churchill Place Canary Wharf, London, England E14 5HP. All information regarding these entities is based solely upon the Schedule 13F-HR filed by them with the SEC on August 18, 2009.
(6)

Renaissance Technologies LLC (“Renaissance”) reported that it had sole voting power with respect to 8,379,908 shares and sole dispositive power with respect to 8,536,870 shares. Renaissance’s address is 800 Third Avenue, 33rd floor, New York, New York 10022. All information regarding Renaissance is based solely upon the Schedule 13F-HR filed by it with the SEC on August 13, 2009.

CONSENT REVOCATION CARD — GOLD

CONSENT REVOCATION

SOLICITED BY THE GOVERNANCE AND NOMINATING COMMITTEE

ON BEHALF OF THE BOARD OF DIRECTORS

OF ADAPTEC, INC.

The undersigned, a record holder of shares of common stock, par value $0.001 per share, of Adaptec, Inc. (the “Company”), acting with respect to all shares of the Company’s common stock held by the undersigned, hereby acts as follows concerning the proposals of the Steel Group set forth below.

THE GOVERNANCE AND NOMINATING COMMITTEE, ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

Please mark your selection as    ☑ indicated in this example.

PROPOSAL 1:	Proposal made by the Steel Group to repeal any provision of the Adaptec, Inc. Amended and Restated Bylaws (the “Bylaws”) in effect at the time this proposal becomes effective that was not included in the Bylaws that became effective on May 6, 2009 and were filed with the Securities and Exchange Commission on May 12, 2009.

☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT

PROPOSAL 2:	Proposal made by the Steel Group to remove without cause Subramanian “Sundi” Sundaresh and Robert J. Loarie as directors of the Company and any other person or persons elected or appointed to the Board of Directors of the Company prior to the effective date of this proposal.

☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL 2, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU WANT TO BE REMOVED IN THE FOLLOWING SPACE:

PROPOSAL 3:	Proposal made by the Steel Group to amend Section 2.1 of the Bylaws to fix the number of directors serving on the Board of Directors of the Company at seven (7).

☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT

THE GOVERNANCE AND NOMINATING COMMITTEE, ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL THREE OF THE PROPOSALS SET FORTH HEREIN.

THE UNDERSIGNED HEREBY AFFIRMS THAT THE SHARES REPRESENTED HEREBY WERE HELD OF RECORD ON SEPTEMBER     , 2009:

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated:                                              , 2009

Print Name:

Signature (Title, if any):

Signature (if held jointly):

Title or Authority:

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give the title of officer signing.

IMPORTANT

WE STRONGLY RECOMMEND THAT YOU REJECT THE STEEL GROUP AND ITS EFFORTS, WHICH THE GOVERNANCE AND NOMINATING COMMITTEE BELIEVES WILL ALLOW THE STEEL GROUP TO EXERCISE DISPROPORTIONATE INFLUENCE AND CONTROL OVER THE ACTIONS, STRATEGY, AND DIRECTION OF YOUR COMPANY. FIRST, DO NOT SIGN THE STEEL GROUP’S WHITE CONSENT CARD. SECOND, IF YOU HAVE PREVIOUSLY SIGNED A WHITE CONSENT CARD, YOU MAY REVOKE THAT CONSENT BY SIGNING, DATING, AND MAILING THE ENCLOSED GOLD CONSENT REVOCATION CARD IMMEDIATELY. FINALLY, IF YOU HAVE NOT SIGNED THE STEEL GROUP’S CONSENT CARD, YOU CAN SHOW YOUR SUPPORT FOR YOUR [BOARD] BY SIGNING, DATING, AND MAILING THE ACCOMPANYING GOLD CONSENT REVOCATION CARD. PLEASE ACT TODAY.

Your vote is important. If you have questions or need assistance in voting your shares, please call:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Call Toll Free: 1- 800-223-2064

Email: adaptecinfo@georgeson.com

PLEASE RETURN YOUR GOLD CONSENT REVOCATION CARD IN THE ENVELOPE PROVIDED. IN ADDITION, YOU MAY ALSO FAX BOTH SIDES OF YOUR GOLD CONSENT REVOCATION CARD TO (212) 440-9009.